4th Floor – 570 Granville Street Vancouver, BC V6C 3P1 CANADA Telephone: (604) 689-1022 Facsimile: (604) 681-4760	macdonald tuskey tm CORPORATE AND SECURITIES LAWYERS
Our File No:                      1120-1

March 21, 2011

Coastal Pacific Mining Corp.
927 Drury Avenue NE,
Calgary, Alberta T2E 0M3

Dear Sirs:
Re:Common Stock of Coastal Pacific Mining Corp., on Form F-1, filed on March 21, 2011

We have acted as special counsel to Coastal Pacific Mining Corp. (the “Company”), a corporation incorporated under the laws of the Province of Alberta, in connection with the filing, on March 21, 2011, of a registration statement on Form F-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of up to 40,000,000 shares of common stock for sale by the Company (the “Registered Shares”).

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares shall, when sold, be legally issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to an Alberta corporation.  This opinion letter is opining upon and is limited to the current federal laws of Canada and, as set forth above, Alberta law, including the statutory provisions, all applicable provisions of the Alberta Business Corporations Act and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

W.L. MACDONALD LAW CORPORATION
Ss “W.L. MACDONALD LAW CORPORATION”

Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and Alberta and the State of New York.